TERMINATION AND WAIVER AGREEMENT

This Termination and Waiver Agreement ("***Agreement***") is made as of January 30, 2024, by and among Southern California Bancorp, a California corporation, and Bank of Southern California, N.A., a national banking association and Thomas A. Sa ("***Employee***"). This Agreement is made with specific reference to the following facts:

RECITALS

A. Employee is party to an employment agreement with California BanCorp and/or California Bank of Commerce dated as of May 20, 2019, amended April 28, 2022 (the "***Employment Agreement***"), a copy of which is attached hereto for reference purposes as **Exhibit A**;

B. Contemporaneous with, and conditioned upon, the execution of this Agreement, California BanCorp and Southern California Bancorp are entering into an Agreement and Plan of Merger and Reorganization providing for, among other things, the merger of California BanCorp with and into Southern California Bancorp to be immediately followed by California Bank of Commerce being merged with and into Bank of Southern California (collectively, the "***Merger***");

C. Contingent upon and simultaneous with closing of the Merger, Bank of Southern California ("***Employer***") has agreed to extend an offer of employment to Employee pursuant to the terms of the offer letter attached hereto, and incorporated herein by this reference, as **Exhibit B** (the "Offer Letter") and the terms of the standard Bank of Southern California Change in Control Agreement, a copy of which is attached hereto, and incorporated herein by this reference, as **Exhibit C** (the "CIC Agreement"), in accordance with the terms set forth therein.

NOW, THEREFORE, for and in consideration of the foregoing Recitals, and the mutual covenants, agreements and considerations set forth below, the sufficiency of which are hereby agreed, the parties, intending to be legally bound, agree as follows:

1. **Termination of Employment Agreement.** In consideration of this Agreement and the consideration extended to Employee herein, the Offer Letter and the CIC Agreement, and contingent upon and simultaneous with closing of the Merger, Employee agrees that the Employment Agreement shall be immediately cancelled and terminated, and Employee shall have no further right, title or interest in the Employment Agreement. In addition, Employee hereby waives his/her right to any severance payment provided under the Employment Agreement, whether in the nature of the change in control benefit or no-cause termination benefit provided therein at paragraphs 18 and 16. If the Merger does not close, the Employment Agreement shall not be terminated and shall continue unchanged, the waiver provided herein by Employee shall be of no force or effect, and this Agreement will terminate automatically without any further action by the parties.

2. **Termination Benefit.** Notwithstanding the foregoing, Section 18(a) of the Employment Agreement shall survive for 24 months following the consummation of the Merger, with the reference in the first line therein to "…and within one year following" revised to "…

and within 24 months following", provided that during such period Employee shall not be entitled to any payments and benefits under such Section 18(a) of the Employment Agreement if Employee terminates Employee's employment for Good Reason, as defined in the Employment Agreement, and if Employee is entitled to payments and benefits under such Section 18(a) of the Employment Agreement, Employee will not be entitled to any other severance payments or benefits payable under any other severance plan or policy of the Employer. For the avoidance of doubt, any acceleration of equity awards provided by Section 18(a) that Employee may be entitled to will be limited to equity awards held by Employee at the closing of the Merger.

3. **General Provisions.** The following general provisions shall apply to this Agreement:

(a) This Agreement and any other documents referred to herein shall in all respects be interpreted, enforced and governed by and under the laws of the State of California. The language of this Agreement shall be construed as a whole according to its fair meaning, and not strictly for or against any of the parties.

(b) This Agreement contains all of the understandings and agreements of whatsoever kind and nature existing between the parties with respect to the matters addressed herein. This Agreement may only be amended by a written agreement signed by the parties hereto.

(c) This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same agreement.

(d) Each party executing this Agreement has full authority, mental capacity and power to do so, and no further actions are otherwise necessary to bind himself or herself to it.

(e) If any provision of this Agreement or the application of such provision to any person or circumstance shall be held invalid by a court of competent jurisdiction, the remainder of this Agreement or the application of such provision to persons or circumstances other than those to which this Agreement is held invalid shall not be affected thereby. The parties hereto agree that each provision of this Agreement is a material provision and that failure of any party to perform any one provision hereof shall be the basis of the voiding of the entire Agreement at the option of the other party, or for pursuing an action at law for such breach. Any party may waive or excuse the failure of any other party to perform any provision of this Agreement; provided, however, that any such waiver shall not preclude the enforcement of this Agreement upon any subsequent breach. The parties further agree that in the event a court of competent jurisdiction finds any of the provisions of this Agreement to be unenforceable, it is the parties' intent that such provisions be reduced in scope by the court, but only to the extent being necessary by the court to render the provision reasonable and enforceable.

(f) Each of the parties agrees to execute any and all further agreements or documents necessary to effectuate the intent and purposes of this Agreement.

(g) All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person, persons or entities may require.

(h) The provisions of this Agreement shall be deemed to obligate, extend to and inure to the benefit of the successors, assigns, transferees, grantees and indemnities of the parties.

[*Signature page to follow*]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

"EMPLOYEE"	"EMPLOYER" SOUTHERN CALIFORNIA BANCORP
/s/ Thomas A. Sa	*/s/ David I. Rainer*
Name: Thomas A. Sa	By: David I. Rainer
Dated: *1/30/24*	Title: Chief Executive Officer
	Dated: *1/30/24*
	BANK OF SOUTHERN CALIFORNIA, N.A.
	/s/ David I. Rainer
	By: David I. Rainer
	Title: Chief Executive Officer
	Dated: *1/30/24*

Exhibit A

Current Employment Agreement

EX-10.13 17 d858703dex1013.htm EX-10.13

Exhibit 10.13

EMPLOYMENT AGREEMENT

This employment agreement (this "Agreement") is entered into effective as of the 20th day of May, 2019 (the "Effective Date"), by and between CALIFORNIA BANK OF COMMERCE, a California banking corporation (the "Bank"), and Thomas A. Sa ("Employee").

In consideration of the mutual covenants and promises contained herein, the parties hereto agree as follows:

1. Position and Duties. Employee will be employed as the Bank's Senior Executive Vice President, Chief Operating Officer and Chief Financial Officer. In those roles, he shall have the duties and responsibilities set forth in this Agreement and in the By-Laws of the Bank, subject to the direction of the Board of Directors of the Bank (the "Board") and the Bank's Chief Executive Officer.

As the Bank's Senior Executive Vice President, Chief Operating Officer and Chief Financial Officer, Employee shall perform the duties of each such office as is customary in the commercial banking industry and such additional duties not inconsistent therewith, as may from time to time be reasonably requested of him by the Board or the Bank's Chief Executive Officer.

Employee will devote substantially all his professional time, attention, and energy to the business of the Bank. Employee agrees to perform his duties conscientiously, efficiently and to the best of his ability. Except with the prior consent of the Bank's Board of Directors, Employee will not, during the term of this Agreement, engage directly or indirectly, in any other business activity that is or may be competitive with or might place him in a competing position to that of the Bank or any company affiliated with the Bank. Notwithstanding the foregoing. Employee may (i) serve in any capacity with any civic, educational or charitable organization, or any trade association, without seeking or obtaining approval by the Board, provided such activities and service do not materially interfere or conflict with the performance of his duties hereunder and (ii) with the approval of the Board serve on the boards of directors of other corporations that are not involved in commercial banking or similar business activities; provided, however, Employee shall not directly or indirectly acquire, hold, or retain any beneficial interest in any business competing with or similar in nature to the business of the Bank except passive shareholder investments in other financial institutions and their respective affiliates which do not exceed three percent (3%) of the outstanding voting securities in the aggregate in any single financial institution and its affiliates on a consolidated basis.

2. Term. The term of this Agreement shall be three years from the Effective Date, unless earlier terminated by either party as set forth herein. Upon the occurrence of the third anniversary of the Effective Date, and on each anniversary date thereafter, the term of this Agreement shall be automatically extended for an additional one (1) year term, unless either party gives the other written notice of non-renewal not less than three (3) months before the expiration of such extension period, and in any event unless earlier terminated by either party as set forth herein. The term of this Agreement as in effect from time to time in accordance with the foregoing is referred to herein as the "Term." Upon the termination of his employment, neither Employee nor the Bank will have any further obligation to the other under this

Agreement, except for those provisions intended by the parties to survive termination of Employee's employment as set forth in Paragraphs 12-36.

3. Base Salary. During the Term, the Bank will pay Employee a base salary at a rate of $290,000 per year ("Base Salary"), subject to an annual compensation review by the Compensation Committee of the Bank's board of directors. Base Salary will be paid in accordance with the Bank's normal payroll procedures, but in any case, no less frequently than monthly. Base Salary may be increased but not decreased during the Term, except in connection with a temporary reduction for cost savings that proportionately affects all executives of the Bank.

4. Stock Awards.

(a) Employee shall be eligible to participate in the 2017 Equity Incentive Plan of the Bank's holding company, California BanCorp ("Bancorp") and any other equity incentive plan generally made available to the Bank's executives, subject to approval of the board of directors of Bancorp.

(b) Bancorp will grant Employee an incentive stock option (to the extent permitted by applicable law) representing the right to purchase 25,000 shares of Bancorp common stock and 10,089 shares of restricted stock under Bancorp's 2017 Equity Incentive Plan. Both of the equity awards will vest ratably over five years from the date of grant, and will be governed by the terms and conditions set forth in the applicable award agreements (that Employee must timely execute as a condition of grant) and plan documents. In addition, with respect to the 2019 fiscal year, Employee shall be eligible for performance equity awards with at a target level of a stock option covering 7,000 shares and 1,500 restricted shares under Bancorp's 2017 Equity Incentive Plan, each with vesting schedules of five years, subject to the approval and determinations of Bancorp's board of directors.

(c) From time to time, at the sole discretion of the board of directors of Bancorp, additional stock-based awards may be granted to Employee.

5. Bonuses. Employee shall be eligible for an annual bonus pursuant to the executive incentive plan developed each year by the Board. In order to earn an annual bonus, Employee must meet the goals set forth in the executive incentive plan and must be employed through December 31 of the applicable bonus year. Employee's annual incentive bonus target for the 2019 fiscal year shall be forty-five percent (45%) of his Base Salary and shall be determined and paid as if Employee were employed during the entire 2019 fiscal year (that is, the bonus shall not be prorated for partial service during 2019).

6. Automobile Allowance. During the Term, the Bank will pay Employee a $900 monthly auto allowance in accordance with Bank's normal payroll procedures in lieu of any mileage reimbursements. Employee will be personally responsible for all automobile expenses.

7. Executive Retirement Plan/BOLI; 401(k).

(a) The parties agree to work together in good faith to institute a supplemental executive retirement plan (the "SERP") providing for an aggregate defined contribution amount

of up to $835,000, which will be paid out over time to Employee after his termination of employment. Such deferred compensation benefits shall be in addition to any retirement benefits under any tax qualified benefit plan of the Bank. During the nine-month period following the Effective Date, the parties agree to work together in good faith to obtain and implement a bank owned split-dollar life insurance policy ("BOLI") and related joint beneficiary agreement that will provide a shared death benefit if Employee's employment with the Bank is terminated due to his death. For avoidance of doubt, Employee may ultimately receive benefits under the SERP or the BOLI but will not receive benefits under both.

(b) During the Term, Employee shall be entitled to participate in the Bank's 401k profit sharing savings plan.

8. Health Benefits. The Bank will provide health benefits to Employee and his family with options and coverage consistent with those of the Bank's group medical plans as in effect from time to time for the Bank's other executives and will pay all related insurance premiums unless waived in writing by Employee. The Bank each month will reimburse Employee for the costs of a personal gym membership in an amount of up to $300 each month.

9. Group Term Life Insurance. The Bank will provide group term life insurance to Employee to the same extent the Bank provides group term life insurance to its other full time employees; and Employee will designate the beneficiaries thereof. Upon Employee's termination of employment for any reason his group term life insurance will cease and be of no further effect.

10. Disability Insurance. The Bank will provide long term disability insurance to Employee to the same extent the Bank provides such disability insurance to its senior executives generally.

11. Vacation. During the Term, Employee will be eligible for unlimited vacation commencing as of the Effective Date.

12. Withholding of Taxes. Bank may withhold from any amounts payable to Employee under this Agreement all federal, state, city or other taxes and withholdings as shall be required pursuant to any applicable law, rule or regulation.

13. Disability and Death. If, during the Term, Employee is unable to performing the essential functions of his job, with or without reasonable accommodation, then, to the extent permitted by applicable law, Employee's employment shall terminate ("Termination by Reason of Disability") on a date that is at the end of the period of paid administrative leave, as defined in this paragraph 13. If Employee is unable to perform the essential functions of his job with reasonable accommodation, the Bank shall place Employee on paid administrative leave, with continuation of full Base Salary and all employee benefits, for a period that ends upon the completion of the waiting period under the Bank's long term disability insurance ("LTD Plan") if Employee qualifies for LTD Plan benefits or, if earlier, three months from the date that he is placed on paid administrative leave. The end of the period of paid administrative leave is called the "Determination Date". As of the Determination Date or upon Employee's death, the Bank will pay to Employee or his estate the Accrued Obligations as defined in paragraph 15.

14. Termination of Agreement; Employee Resignation. Each party has the right to terminate Employee's employment with the Bank at any time prior to the end of the term specified in paragraph 2, with or without Cause. For purposes of this Agreement, termination shall mean separation from service as defined by Treasury Regulation§ 1.409A-l(h). If Employee decides to terminate his employment under this Agreement, Employee will provide the Bank with two weeks' advance written notice; provided however that after receiving such notice the Bank, at any time prior to the end of the notice period, may terminate Employee's employment immediately and pay Employee for the period that the notice otherwise would have run, in addition to all other amounts and benefits then due under this Agreement. Except in the case of termination for Good Reason, any voluntary termination or resignation by Employee pursuant to this paragraph shall be deemed for purposes of Employee's compensation to be treated as if it were a Termination for Cause and Employee shall only be entitled to the Accrued Obligations.

15. Termination for Cause. Termination for Cause is defined as (i) willfully breaching Bank policies or banking regulations, (ii) habitually neglecting the duties required to be performed under this Agreement, (iii) committing an intentional act that has a material detrimental effect on the reputation or business of the Bank, including without limitation an act of sexual harassment in violation of Company policy, (iv) conviction of a felony or committing any such act of dishonesty, fraud, intentional misrepresentation or moral turpitude as would prevent effective performance of his duties under this Agreement, (v) repeatedly or willfully disregarding or failing to comply with a lawful directive of the board of directors of the Bank or Bancorp or (vi) the Bank receiving a written finding, order or directive from any state or federal banking regulator with jurisdiction over the Bank ordering the removal of Employee as an executive officer of the Bank ("Cause"). If the Bank decides to terminate Employee's employment for Cause, the Bank will provide Employee with a written statement stating the grounds for termination. Upon termination of Employee's employment for Cause, Employee will not be entitled to any further amounts or benefits from the Bank except for accrued Base Salary, any annual bonus earned for the prior year but not yet paid, validly incurred and not reimbursed business expenses, and any and all other benefits earned through Employee's last day of employment ("Accrued Obligations"), except as otherwise required by law.

16. Termination without Cause or Termination for Good Reason. Employee's employment under this Agreement may also be terminated prior to the end of the Term by the Bank without Cause or by the Employee for Good Reason. For purposes of this Agreement, "Good Reason" shall mean that one or more of the following has occurred without the Employee's written consent:

(i) a material negative change in the nature or scope of the Employee's position, responsibilities, duties or authority as set forth in paragraph 1;

(ii) a material reduction in the Employee's Base Salary in violation of this Agreement;

(iii) Employee's required relocation to a worksite location which is more than 25 miles from Employee's then current principal worksite without Employee's consent; or

(iv) the Bank's material breach of this Agreement.

provided that, in any such case, the Employee provides written notice to the Bank that the event giving rise to such claim of Good Reason has occurred within 60 days after the first occurrence of such event, and such Good Reason remains uncured by the Bank 30 days after the Employee has provided such written notice; provided further that any resignation of the Employee's employment for "Good Reason" occurs no later than 60 days following the expiration of such cure period.

If during the Term the Bank terminates Employee's employment without Cause or the Employee terminates for Good Reason, the Bank shall pay Employee the Accrued Obligations, and in addition, as full and final severance, the Bank will provide to Employee: (A) within fifteen business days of effective date of Employee's release of claims, a lump sum payment in an amount equal to the sum of his then-current annual Base Salary plus the average of the three (3) most recent annual bonuses previously paid to Employee (collectively, the "Standard Severance"); and (B) commencing within fifteen business days of the effective date of Employee's release of claims, an amount each month that is equal to the monthly cost of COBRA premium for equivalent health insurance coverage, as in effect at the date of termination, for a period equal to the lesser of (x) 12 months from the date of Employee's termination, (y) the number of months between the date of Employee's termination and the date on which Employee becomes eligible to begin receiving benefits pursuant to Medicare, or (z) if Employee accepts new employment, the number of months between the date of Employee's termination and the date on which Employee becomes eligible to begin receiving benefits under the new employer's health care plan ("COBRA Severance Benefits"). Notwithstanding the foregoing, if the Bank determines, in its sole discretion, that its payment of the foregoing premiums on Employee's behalf would result in a violation of the nondiscrimination rules of Code Section 105(h)(2) or any statute or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then the Bank shall instead provide Employee each month (for the duration that is the lesser of clauses (x), (y), or (z)) with a taxable payment equal to the amount of the Company-portion of the premiums which Employee may, but is not required to, use towards the cost of coverage.

17. Release Agreement; Resignation.

(a) In the event of Termination without Cause by the Bank or a Termination for Good Reason by the Employee, Employee shall be eligible for the termination benefits and payments provided for in paragraphs 16 and 18 of this Agreement only if he first enters into a form of release agreement in the form of Exhibit A to this Agreement releasing the Bank from any and all claims, known and unknown, related to Employee's employment with the Bank and he allows such release to become effective (by its own terms) within 60 days of termination of the Employee's employment. Further provided that, if such termination benefits and payments are made by the Bank, and if the 60 day period (plus the fifteen business day period in which to make payment after the release agreement has become effective) spans two calendar years, regardless of when such release is executed by the Employee, such Standard Severance or Change of Control Severance payment must be made in the later calendar year. This condition

precedent requiring execution and non-revocation of a release agreement does not apply to payment of the Accrued Obligations.

(b) If Employee's employment terminates at any time and for any reason, such termination of employment shall be deemed to be an automatic and immediate resignation by Employee from all committees or other positions held with the Bank, effective as of the last date of his employment.

18. Change of Control.

(a) If during the Term the Bank undergoes a Change of Control, and within one year following such Change of Control Employee terminates his employment for Good Reason or Employee's services are terminated by the Bank or its acquirer without Cause, then the Bank shall pay Employee the Accrued Obligations and, in addition, as full and final change of control severance, the Bank will provide to Employee: (i) a lump sum payment in an amount equal to the two times the sum of (A) his then-current annual Base Salary and (B) the average of the three (3) most recent annual bonuses previously paid to Employee (collectively, the "Change of Control Severance"); (ii) the acceleration of the vesting of all outstanding and unvested equity awards previously granted to Employee, to the extent permitted under the applicable equity plan, if any ("Stock Acceleration"); and (iii) the COBRA Severance Benefits. Payment under this paragraph 18(a) shall be provided under the same conditions and timing specified in paragraph 17.

(b) If at any time that is less than six (6) months prior to a Change of Control the Bank terminates Employee's employment without Cause or Employee terminates his employment for Good Reason, then such termination shall be treated as though it were a termination without Cause occurring within one year following a Change of Control and the Bank shall provide to Employee if and when the Change of Control is consummated (i) the Stock Acceleration and (ii) the Change of Control Severance minus any Standard Severance previously paid under paragraph 16. Any payments made to Employee under this paragraph 18(b) will be made at the later of (x) the Change of Control or (y) within fifteen business days after the effective date of Employee's release of claims. Payment under this paragraph 18(b) shall be subject to the conditions and timing specified in paragraph 17. For purposes of this Agreement, a "Change of Control" occurs when the Bank experiences a Code Section 409A "change in control event."

19. Indemnification. The parties acknowledge that on or prior to the Effective Date, each of the Bank and Bancorp has entered into an Indemnification Agreement with Employee. Such Indemnification Agreements remain in full force and effect and shall not be modified or otherwise affected by this Agreement, its modification or its termination.

20. Purchase or Return of Bank Property. Upon termination of Employee's employment, Employee shall return all items of Bank property in his possession or under his control, provided that Employee may upon written notice to the Bank, elect to purchase any or all of his mobile phone, iPad and notebook computer at their then respective depreciated value, subject to Bank removing any Bank property or data or that of its customers.

21. Reimbursement of Business Expenses. During the Term, Employee will be reimbursed by the Bank for his ordinary, reasonable and necessary business expenses incurred by Employee in the performance of his duties and in furthering the Bank's interests, including the costs of a cell phone using Bank designated equipment and service provider and, with the approval of the Bank's Chief Executive Officer, continuing education programs. Employee will be diligent in observing the expense policies of the Bank. He will at all times be prudent and use good judgment in balancing the Bank's objectives of minimizing expenses while at the same time aggressively seeking new business opportunities and a position in the community. He will prepare and promptly submit expense reports with substantially adequate records and other documentary evidence as required by the Bank's policies or by federal and state statutes and regulations with respect to the substantiation of such expenditures as deductible business expenses of the Bank. The Bank shall reimburse Employee for all such expenses within 30 days of Employee's written notice to Bank of such expenses.

22. Confidential and Proprietary Information and Trade Secrets. All records of the accounts of customers, and any other records and books relating in any manner whatsoever to the customers of the Bank, and all other files, books and records and other materials owned by the Bank or used by it in connection with the conduct of its business, whether prepared by Employee or otherwise coming into Employee's possession, shall be the exclusive property of the Bank regardless of who actually prepared the original material, book or record. All such books and records and other materials shall be immediately returned to the Bank by Employee upon the end of his employment for any reason. Employee agrees that all information, including but not limited to that which is directly or indirectly related to the Bank's financial status, profitability, deposit base, portfolio size and quality as well as its customers and prospective customers, is confidential and proprietary to the Bank and that he will maintain such information as confidential. Employee agrees that as a condition of employment he will execute such form of confidentiality agreement as the Bank may adopt from time to time for senior officers of the Bank.

During the term of employment Employee shall have access to and become acquainted with trade secrets of the Bank, including the names of customers and clients, their financial condition and financial needs, financial information regarding the Bank and other information relating to the Bank's products, services and methods of doing business. Employee agrees not to disclose any of the Bank's trade secrets, directly or indirectly, or use them in any way, either during the term of employment (except as required in the course of employment with the Bank) or at any time thereafter.

23. Unsecured General Creditor. Neither Employee nor any other person or entity shall have any legal right or equitable rights, interests or claims in or to any property or assets of the Bank under the provisions of this Agreement. No assets of the Bank shall be held under any trust for the benefit of Employee or any other person or entity or held in any way as security for the fulfilling of the obligations of the Bank under this Agreement. All of the Bank's assets shall be and remain the general, unpledged, unrestricted assets of the Bank. The Bank's obligations under this Agreement are unfunded and unsecured promises, and to the extent such promises involve the payment of money, they are promises to pay money in the future. Employee and any person or entity claiming through him shall be unsecured general creditors with respect to any rights or benefits hereunder.

24. Excise Tax Provision. Notwithstanding anything elsewhere in this Agreement to the contrary, if any of the payments or benefits provided for in this Agreement, together with any other payments or benefits (the "Payment") which Employee has the right to receive from the Bank (or its affiliated companies) or any acquirer of the Bank, would constitute an "excess parachute payment" within the meaning of Section 280G of the Internal Revenue Code (the "Code") and be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), such Payment shall be reduced to the least extent necessary so that no portion of the Payment shall be subject to the Excise Tax, but only if, by reason of such reduction, the net after-tax benefit received by the Employee as a result of such reduction will exceed the net after-tax benefit that would have been received by the Employee if no such reduction were made. The Payment shall be reduced, if applicable, by the Bank in the following order of priority: (A) reduction of any cash severance payments otherwise payable to the Employee that are exempt from Section 409A of the Code; (B) reduction of any other cash payments or benefits otherwise payable to the Employee that are exempt from Section 409A of the Code, but excluding any payments attributable to any acceleration of vesting or payments with respect to any equity award that are exempt from Section 409A of the Code; (C) reduction of any payments attributable to any acceleration of vesting or payments with respect to any equity award that are exempt from Section 409A of the Code, in each case beginning with payments that would otherwise be made last in time; and (D) reduction of any other payments or benefits otherwise payable to the Employee on a pro-rata basis or such other manner that complies with Section 409A of the Code, but excluding any payments attributable to any acceleration of vesting and payments with respect to any equity award that are exempt from Section 409A of the Code. If, however, such Payment is not reduced as described above, then such Payment shall be paid in full to the Employee and the Employee shall be responsible for payment of any Excise Taxes relating to the Payment.

25. Adjustment of Severance Payment Amounts to Accommodate Internal Revenue Code Section 409A Limitation. It is the intention of the Bank and Employee that all payments made in connection with a termination of employment under this Agreement either be exempt from, or otherwise comply with, Section 409A of the Code. Notwithstanding any other term or provision of this Agreement, to the extent that any provision of this Agreement is determined by the Bank with the advice of its independent accounting firm or other tax advisors to be subject to and not in compliance with Section 409A of the Code, including, without limitation, the definition of "change in control" or "disability," the timing of commencement and completion of severance and/or other benefit payments to Employee hereunder, or the amount of any such payments, such provisions shall be interpreted in the manner required to comply with Section 409A. The Bank and Employee acknowledge and agree that such interpretation could, among other matters, (i) limit the circumstances or events that constitute a "change in control" or "disability," (ii) delay for a period of six (6) months or more, or otherwise modify the commencement of severance and/or other benefit payments, and/or (iii) modify the completion date of severance and/or other benefit payments. The parties agree, however, that if the date of payment called for by this Agreement is altered pursuant to the requirements of Section 409A, then the timing of such payment shall be adjusted to the earliest practicable date, but the amount of such payment will not be adjusted, thus insuring the payment in full of all payments promised hereunder. In addition, each payment hereunder is intended to constitute a separate payment from each other payment for purposes of Treasury Regulation § 1.409A-2(b)(2).

Notwithstanding the above, the Bank and Employee further acknowledge and agree that if, in the judgment of the Bank and its independent accounting firm or other tax advisors, amendment of this Agreement is necessary to comply with Section 409A, the Bank and Employee will negotiate reasonably and in good faith to amend the terms of this Agreement to the extent necessary so that it complies with Section 409A of the Code.

26. Regulatory Restrictions. The parties understand and agree that if at the time any payment would otherwise be made or benefit provided under paragraphs 16 or 18 depending on the facts and circumstances existing at such time, the satisfaction of such obligations by the Bank may be deemed by a regulatory authority to be illegal, an unsafe and unsound practice, or for some other reason not properly due or payable by the Bank. Among other restrictions, the regulations at 12 C.F.R., Part 30, Appendix A promulgated pursuant to Section 39(a) of the Federal Deposit Insurance Act, and at 12 C.F.R. Part 359, or similar regulations or regulatory action following similar principles may apply at such time. The parties understand, acknowledge and agree that, notwithstanding any other provision of this Agreement, the Bank shall not be obligated to make any payment or provide any benefit under paragraphs 16 or 18 where an appropriate regulatory authority disapproves or does not acquiesce as required, if required, and the authority's disapproval or non-acquiescence is documented in a writing from the authority a copy of which is actually provided by the authority or the Bank to Employee.

27. No Conflicting Agreements. Employee represents that his performance of all of the terms of this Agreement and any service to be rendered as an employee of the Bank does not and will not breach any fiduciary or other duty or any covenant, agreement or understanding, including without limitation any agreement relating to any proprietary information, knowledge or data acquired by Employee in confidence, trust or otherwise prior to Employee's employment by the Bank to which Employee is a party or by the terms of which Employee may be bound. Employee covenants and agrees that he will not disclose to the Bank, or induce the Bank to use, any proprietary information, knowledge or data, belonging to any previous employer or others and that Employee will disclose to the Bank the terms of any prior confidentiality agreement or agreements Employee has entered into. Employee further covenants and agrees not to enter into any agreement or understanding, either written or oral, in conflict with the provisions of this Agreement.

28. Successors and Assigns. This Agreement will inure to the benefit of and be binding upon the Bank and any of its successors and assigns. In view of the personal nature of the services to be performed under this Agreement by Employee, he will not have the right to assign or transfer any of his rights, obligations or benefits under this Agreement, except as may be required by the surviving entity in a Change of Control.

29. Governing Law. This Agreement will at all times and in all respects be governed by the laws of the State of California applicable to transactions wholly performed in California between California residents, except to the extent governed by the laws of' the United States of America in which case federal laws shall govern.

30. Arbitration. All claims, disputes and other matters in question arising out of or relating to the employment relationship or its termination shall be resolved by binding arbitration before a representative member, selected by the mutual agreement of parties, of the Judicial

Arbitration and Mediation Services, Inc. ("JAMS"), in accordance with the rules and procedures of JAMS then in effect. In the event JAMS is unable or unwilling to conduct such arbitration, or has discontinued its business, the Bank and Employee agree that a representative member, selected by the mutual agreement of the parties, of the American Arbitration Association ("AAA"), shall conduct such binding arbitration in accordance with the rules and procedures of the AAA then in effect.

Notice of the demand for arbitration shall be filed in writing with the other party to this Agreement and with JAMS (or AAA, if necessary). In no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations. Any award rendered by JAMS or AAA shall be final and binding upon the parties, and as applicable, their representative heirs, beneficiaries, legal representatives, agents, successors and assigns, and may be entered in any court having jurisdiction thereof. The obligation of the parties to arbitrate pursuant to this paragraph 30 shall be specifically enforceable in accordance with, and shall be conducted consistently with, the provisions of Title 9 of Part 3 of the California Code of Civil Procedure. Either party may seek preliminary injunctive or equitable relief from a court in furtherance of the arbitration. Any arbitration hereunder shall be conducted in Alameda County, California, unless otherwise agreed to by the parties.

31. Advice to Seek Counsel. Employee acknowledges that he has been advised by the Bank that this Agreement imposes legal obligations upon him and to consult with legal counsel with regard to this Agreement. Employee acknowledges that he has been afforded the opportunity to obtain legal counseling with regard to this Agreement.

32. Notices. Any notice required to be given hereunder will be sufficient if in writing and sent by certified or registered mail, return receipt requested, first-class-postage-paid, and sent, in the case of Employee, to Employee's address as shown on the Bank's records and, in the case of the Bank, to its principal office, addressed to the Chairman of the Board. Notices will be deemed given when actually received, or three days after mailing, whichever is earlier. E-mail will also be sufficient and may be relied upon by the sender if and only if the latter has received e-mail or written confirmation from the party to whom such e-mail was sent.

33. Entire Agreement; Modification; Severability. This Agreement and any attachments hereto contain the entire agreement and understanding by and between the Bank and Employee with respect to the subject matter herein, and no representation, promise, agreement or understanding, written or oral, not herein contained will be of any force or effect. No modification hereof will be valid or binding unless in writing and signed by the party intended to be bound. No waiver of any provision of this Agreement will be valid unless in writing and signed by the party against whom such waiver is sought to be enforced. No valid waiver of any provision of this Agreement at any time will be deemed a waiver of any other provision of this Agreement, or will be deemed a valid waiver of any of such provision at any other time. If any provision of this Agreement is held by a court of competent jurisdiction or an arbitration body to be invalid, void or unenforceable, the remaining provisions of this Agreement will, nonetheless, continue in full force without being impaired or invalidated in any way.

34. Non-Competition, Non-Solicitation. During the Term, Employee will not directly or indirectly engage in or prepare to engage in any banking or financial products business, loan origination or deposit taking business or any other business competitive with the Bank. During the Term and for a period of eighteen (18) months thereafter, Employee shall not directly or indirectly induce or solicit, or attempt to induce or solicit, any employee, contractor or consultant of the Bank to terminate his/her employment or relationship with the Bank or otherwise interfere with the employment or service relationship between the Bank and its employees, contractors or consultants.

35. Regulatory Approval. In the event that any regulatory authority with jurisdiction over the Bank disapproves of any provision of this Agreement, the parties hereto will use their commercially reasonable best efforts, acting in good faith, to amend the Agreement in a manner that will be acceptable to the parties and to the regulatory authorities.

36. Counterparts. This Agreement may be executed in one or more counterparts, all of which together shall constitute a single agreement and each of which shall be an original for all purposes.

[signature page follows]

In witness whereof, the Bank and Employee have duly executed both counterparts of this Agreement and it is effective as of the Effective Date.

CALIFORNIA BANK OF COMMERCE

By: /s/ Steven E. Shelton
Name: Steven E. Shelton
Title: President and Chief Executive Officer

EMPLOYEE

/s/ Thomas A. Sa

EXHIBIT A

RELEASE AGREEMENT

California Bank of Commerce ("Bank") and Thomas A. Sa ("Employee") hereby enter into this Release Agreement (the "Agreement"). The parties agree as follows:

1. Consideration for Release. In consideration for the releases and covenants contained in this Agreement, Bank shall pay to Employee the sums described in paragraphs 16 or 18, as applicable, of the Employment Agreement dated as of May 20, 2019 between Bank and Employee (the "Employment Agreement"). Employee acknowledges that the payment of such sums provides good, sufficient and valuable consideration for Employee's covenants, waivers, and releases contained in this Agreement. Employee understands that Bank's willingness to pay such sums is contingent upon Employee's fulfillment of his obligations contained herein. If Employee revokes this Agreement as described in Section 5 below, Bank shall be released from its obligations under this Agreement and paragraph 16 or 18, as applicable, of the Employment Agreement.

2. General Mutual Release. In exchange for the consideration described in this Agreement the adequacy of which is hereby acknowledged, each party hereto, on behalf of himself or itself and his or its heirs, successors and assigns, hereby fully releases and forever discharges the other party hereto, including each of their officers, directors, agents, employees, attorneys, parents, affiliates and/or subsidiaries, from any and all claims, actions and liabilities of any kind or character whatsoever, arising at law or in equity, known or unknown, suspected or unsuspected, that such party has ever had, now has or may now have against the other party, including, without limitation, all claims directly or indirectly related to or arising out of Employee's employment by Bank, the performance of his duties during that employment, and/or the termination of or his resignation from that employment. This waiver and release specifically includes, but is not limited to, all claims, if any, whether arising in tort or in contract, related to Employee's employment, including any and all claims for wrongful discharge or wrongful termination; claims for alleged violation of public policy or breach of implied covenant of good faith and fair dealing; claims for breach of fiduciary duty; claims for negligent or intentional infliction of emotional distress; claims arising in connection with Employee's compensation, benefits, warrants and/or stock options; claims for breach of express or implied contract or for further monetary compensation by way of additional salary or bonus allegedly due Employee by reason of his employment with Bank; and all other claims, based on common law or federal or state statute, including claims for discrimination based on age arising under state statute or the federal Age Discrimination in Employment Act, the Older Workers' Benefits Protection Act, or any similar federal or state law prohibiting age discrimination. Notwithstanding the foregoing, the claims released in this Section do not include any intentional acts by Employee that are outside the course and scope of Employee's employment with Bank. This Agreement will not affect Employee's entitlement to benefits described in the Employment Agreement (including Employee's right to continued healthcare under the Employment Agreement and/or COBRA), or any non-waivable benefits under California's unemployment or worker's compensation laws, nor shall this Agreement constitute a release of any claims for breach of the Employment Agreement by Bank.

3. Waiver of Unknown Claims or Rights. Employee acknowledges that he is waiving unknown claims pursuant to California Code of Civil Procedure Section 1542, and he expressly waives such rights as quoted below:

> A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Employee hereby expressly waives any rights he may have under any other statute or common law principles of similar effect.

4. Knowing and Voluntary Agreement. Employee acknowledges he is freely and voluntarily entering into this Agreement based on his own judgment and not as a result of any representations or promises made by Bank, other than those contained in this Agreement. Employee also acknowledges that he has been given a full opportunity to review this Agreement with an attorney, and has signed it only after full reflection and analysis of its provisions.

5. Review Period, Acceptance, ADEA Waiver, Waiting and Revocation Period. Employee acknowledges and understands that the release of claims under the Age Discrimination in Employment Act ("ADEA"), 29 U.S.C. Sections 621-634, is subject to special waiver protections under 29 U.S.C. Section 626(f). In accordance with the ADEA and the Older Workers benefits Protection Act ("OWBPA"), Employee specifically agrees that he is knowingly and voluntarily releasing and waiving any rights or claims of age discrimination under the ADEA. In particular he acknowledges that he understands that:

(i) he is not waiving any claims for age discrimination under the ADEA that may arise after the date he signs this Agreement and he is not waiving vested benefits if any;

(ii) he is waiving rights or claims for age discrimination under the ADEA in exchange for payments described above, which are in addition to anything of value to which he is already entitled; and

(iii) he is advised to consult with and has had an opportunity to consult with an attorney before signing this Agreement.

Employee understands and agrees that he has up to 21 days to review this Agreement. This Agreement is revocable by Employee for seven days following his signing of this Agreement ("Revocation Period"). This Agreement automatically becomes enforceable and effective on the eighth (8th) day after the Agreement is signed by Employee, provided there has been no timely revocation.

6. Non-Execution or Revocation of Agreement. In the event that Employee does not execute this Agreement or revokes it within the time provided, he shall not be entitled to receive the payment described in Section 1 of this Agreement.

7. Warranties. Employee warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise on or against any potential claims or causes of action released herein, and, further, that Employee is fully entitled and duly authorized to give this complete and final general release and discharge. Employee warrants that he has not filed any lawsuits or administrative claims against Bank, and he is not aware of any claims, filed by him against Bank in any forum, that are pending.

The parties have read and understand the terms of this Agreement, have had an opportunity to consult with an attorney, and hereby voluntarily and knowingly agree to its terms.

______________________________ Date:______________________________

Thomas A. Sa

CALIFORNIA BANK OF COMMERCE

By:______________________________ Date:______________________________

Its: Chairman of the Board

CALIFORNIA
BANK OF COMMERCE

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This First Amendment to Employment Agreement (this "Amendment") is entered into as of the 28th day of April, 2022, by and between CALIFORNIA BANK OF COMMERCE, a California banking corporation (the "Bank"), and Thomas A. Sa ("Employee").

WHEREAS, Employee and the Bank are parties to that certain Employment Agreement dated as of May 20, 2019 (the "Agreement"); and

WHEREAS, the parties desire to amend the Agreement as provided herein.

NOW, THEREFORE, in consideration of the mutual covenants and representations set forth in this Agreement, Employee and the Bank agree as follows:

1. Amendment. Each reference in paragraph 1 of the Agreement to "Senior Executive Vice President, Chief Operating Officer and Chief Financial Officer" is hereby deleted and replaced with "President, Chief Operating Officer and Chief Financial Officer."

2. Terms of Agreement. Except as expressly modified hereby, all terms, conditions and provisions of the Agreement shall continue in full force and effect.

3. Conflicting Terms. In the event of any inconsistency or conflict between the Agreement and this Amendment, the terms, conditions and provisions of this Amendment shall govern and control.

4. Entire Agreement. This Amendment and the Agreement constitute the entire and exclusive agreement between the parties with respect to the subject matter hereof. All previous discussions and agreements with respect to this subject matter are superseded by the Agreement and this Amendment. This Amendment may be executed in one or more counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument. Facsimile counterparts shall be deemed to be originals.

IN WITNESS WHEREOF, each of the parties hereto has executed this Amendment as of the date first set forth above.

CALIFORNIA BANK OF COMMERCE

By: ________________________________
Name: Steven E. Shelton
Title: Chief Executive Officer

EMPLOYEE

____
Thomas A. Sa

Exhibit B

Offer Letter

12265 El Camino Real, Suite 210 San Diego, CA 92130

January 25, 2024

Thomas A. Sa
Via email:

Dear Tom,

In connection with the definitive agreement and plan of merger currently being negotiated between Southern California Bancorp (the "Company") and California BanCorp ("Current Employer") (the "Proposed Merger Agreement"), we are delighted to extend an offer of employment with Bank of Southern California, N.A. ("Bank"). This letter contains the offer of employment with merged bank to be effective upon the closing of the merger transaction (the "Proposed Merger"). Although signed by you and the Bank now, your employment will not be effective unless and until the Proposed Merger closes. We currently expect the Proposed Merger to close in the third quarter of 2024, subject to standard regulatory and closing conditions. If the Proposed Merger Agreement is terminated for any reason, this offer will terminate automatically without further action by the parties.

The following outlines the details of this offer:

- **Anticipated Start Date:** Upon closing of the Proposed Merger, currently expected in the Third Quarter of 2024
- **Job Title:** EVP, Chief Operating Officer (which is a change from your current title of President, Chief Operating Officer, and Chief Financial Officer with Current Employer)
- **Manager:** Chief Executive Officer (currently you report to the Chief Executive Officer of the Current Employer)
- **FLSA Status:** Exempt (unchanged)
- **Hours:** Full Time (unchanged)
- **Method of Payment:** Salary (unchanged)
- **Rate of Pay:** Increase from $355,000 (your current salary) to $425,000 Annually less statutory taxes and applicable deductions.
- **Regular Pay Day:** 5th and the 20th of the month. When a scheduled payday falls on a Saturday, Sunday, or Holiday, you will be paid on the workday that precedes it.
- **Health Benefits Eligibility:** You will be eligible to receive health benefits under the Company's or its Affiliate's health plans.
- **401(k) Plan Eligibility:** You will be eligible to participate in the 401(k) Plan of the Company or its Affiliate, as determined by the Company.
- **Sick Accrual:** 2.89 hours per pay period
- **Bonus:** Potential to earn, under the Management Incentive Plan, up to a target cash bonus of 50% (which is a change from your current 45%) of your base salary and up to a target equity bonus of 50% of your base salary, in each case, based on your individual goal achievement and the Bank's performance and, with respect to equity bonus, subject to such terms (including vesting terms) as determined by the CNG Committee, as defined below.
- **Restricted Stock Units (RSU):** As soon as practicable after the Proposed Merger closes, you will be provided with a grant of Restricted Stock Units with a value of $300,000. This grant will be presented for approval by the Compensation, Nomination, and Governance Committee ("CNG Committee") of the Company. The

number of shares will be determined by the closing share price on the day that the CNG Committee approves the grant. The shares will vest ratably over three years with 1/3 vesting on the first, second and third anniversaries of the grant.

- **Outstanding Stock Options and Restricted Stock Units of the Current Employer:** Any outstanding stock options and restricted stock units that you hold of the Current Employer will be treated as specified in the Merger Agreement.
- **Change in Control Agreement:** Concurrently with execution of this offer letter, you will execute the Company's Change in Control Agreement substantially in the form attached hereto as Exhibit C.
- **Termination of Current Employment Agreement and Continuation of Certain Benefits:** Reference is made to your employment agreement with California BanCorp and/or California Bank of Commerce dated as of May 20, 2019, amended April 28, 2022 (the "Employment Agreement"). Your Employment Agreement will be terminated as of the closing of the Proposed Merger including a waiver of your current change in control benefit. Notwithstanding the foregoing, Section 18(a) of the Employment Agreement shall survive for 24 months following the consummation of the Proposed Merger, provided that during such period you shall not be entitled to any payments and benefits under such Section 18(a) of the Employment Agreement if you terminate your employment for Good Reason, as defined in the Employment Agreement, and if you are entitled to payments and benefits under such Section 18(a) of the Employment Agreement, you will not be entitled to any other severance payments or benefits payable under any other severance plan or policy of the Company.
- **SERP:** Benefits will continue as current, as set forth in your Executive Supplemental Compensation Agreement with California Bank of Commerce dated January 14, 2020.
- **Automobile Allowance:** Bank will pay you an automobile allowance in the amount of $900 per month, which is unchanged from your current automobile allowance.

At-Will Nature of Employment. Your employment with Bank of Southern California, N.A., is "at will" which means your employment may be terminated with or without cause, and with or without notice, at any time, at the option of either Bank of Southern California, N.A. or you. No manager or representative other than the Bank's President and Executive Team, has the authority to enter into any agreement for employment for any specified period of time.

Confidentiality of Customer Information. During your employment with the Bank, safeguarding the confidential financial information concerning the Bank's customers will be essential to maintain the public trust. It is the policy of the Bank that such confidential information acquired by an employee through their employment must be held in the strictest confidence. Such information is to be held for Bank purposes only and not as a basis for personal gain by any employee. Confidential customer information should never be discussed with anyone outside the Bank, and only with those within the Bank who have a legitimate business need to know. Even after an employee's tenure with the Bank terminates, the confidentiality of client information continues to be in effect.

Confidentiality of Information Regarding the Bank. In addition to the above, you agree that during the term of your employment you will have access to or acquire other confidential client, Bank or employee competitive and/or other business information that is unique and cannot be lawfully duplicated or easily acquired. You understand and agree that you will have a continuing obligation not to use, publish or otherwise disclose such information either during or after your employment with the Bank. Further, financial or other information regarding the Bank is not to be released to any outside person or organization unless it has been published in reports to shareholders, or otherwise made available to the public through authorized news releases. All news media inquiries must be referred to Senior Management. The Bank expects every employee to treat information concerning the Bank and its personnel with the same confidentiality as information concerning customers of the Bank and to observe, with respect to the Bank, the same guidelines set forth in the previous paragraph. Even after an employee's tenure with the Bank terminates, the confidentiality requirement regarding Bank information

continues to be in effect. As a condition of your employment with the Bank, you will be required to execute the Bank's Propriety Information and Trade Secrets Agreement, which further details the Bank's expectations regarding this subject. You must also agree, as a condition of employment, not to solicit or induce, or cause to solicit or induce, either directly or through a third party, any of the Bank's employees to work with or for you or any of your future employers for a period of one year following separation from employment with the Bank for any reason. This offer is also contingent upon your signing/acknowledging the Bank's standard policies and procedures, including the Bank's Proprietary Information and Trade Secrets Agreement. As a Bank employee, you will be required to abide by all rules and policies, including but not limited to those set forth in the Bank's Employee Handbook.

Excise Tax Provision. Notwithstanding anything elsewhere in this offer to the contrary, if any of the payments or benefits provided for herein, together with any other payments or benefits (the "Payments") which you have a right to receive from the Bank (or its affiliated companies), would constitute an "excess parachute payment" within the meaning of Section 280G of the Internal Revenue Code (the "Code") and be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), such Payment shall be reduced to the least extent necessary so that no portion of the Payment shall be subject to the Excise Tax, but only if, by reason of such reduction, the net after-tax benefit received by you as a result of such reduction will exceed the net after-tax benefit that would have been received by you if no such reduction were made. The Payment shall be reduced, if applicable, by the Bank in the following order of priority: (A) reduction of any cash severance payments otherwise payable to you that are exempt from Section 409A of the Code; (B) reduction of any other cash payments attributable to any acceleration of vesting or payments with respect to any equity award that are exempt from Section 409A of the Code; (C) reduction of any payments attributable to any acceleration of vesting or payments with respect to any equity award that are exempt from Section 409A of the Code, in each case, beginning with the payments that would otherwise be made last in time; and (D) reduction of any other payments or benefits otherwise payable to you on a pro-rata basis or such other manner that complies with Section 409A of the Code, but excluding any payments attributable to any acceleration of vesting and payments with respect to any equity award that are exempt from Section 409A of the Code. If, however, such Payment is not reduced as described above, then such Payment shall be paid in full to you and you shall be responsible for payment of any Excise Taxes relating to the Payment.

As a Bank employee, you will be required to abide by all rules and policies, including but not limited to those set forth in the Bank's Employee Handbook. Should you accept this offer of employment, you specifically acknowledge and agree that for purposes of any rights or obligations with respect to acceleration of vesting of (or lapse of restrictions relating to) any equity or equity-like awards and severance, the Proposed Merger and the termination of your employment with Current Employer and commencement or your employment with the Company hereunder does not constitute a separation of service (and you agree that your accrued paid-time off entitlements, if any, will be rolled over to the Company), and therefore does not entitle you to any payments of or related to the foregoing.

Be advised that the terms and conditions of your employment are subject to change, with or without cause, and with or without notice, at any time by the Bank. This letter sets forth the complete, exclusive and final statement of our offer of employment to you and supersedes all prior and contemporaneous agreements, offers, understandings, negotiations and discussions, whether oral or written, between you and us, regarding the subject matter hereof.

To indicate your acceptance, please sign in the area below.

It is our pleasure to welcome you to Bank of Southern California, N.A. We are looking forward to having you as a member of our team.

Sincerely,

Human Resources

ACKNOWLEDGMENT AND ACCEPTANCE

I have read and understood the provisions of this offer of employment and I accept the above conditional job offer. This offer shall remain open until January 30, 2024. Any acceptance postmarked after this date will be considered invalid.

/s/ Thomas A. Sa *1/30/24*

Employee Signature Date

Exhibit C

Change in Control Agreement

CHANGE IN CONTROL AGREEMENT

This Change in Control Agreement ("**Agreement**") is entered into between Bank of Southern California, N.A, a national banking association ("Bank"), and Bank's parent corporation Southern California Bancorp (the "Company", and with Bank collectively and individually, "**Employer**") with their principal offices in San Diego, CA and Thomas A. Sa ("**Employee**").

WHEREAS, California BanCorp and the Company are entering into an Agreement and Plan of Merger and Reorganization (the "Merger Agreement") providing for, among other things, the merger of California BanCorp with and into the Company to be immediately followed by California Bank of Commerce being merged with and into Bank (collectively, the "Merger");

WHEREAS, contingent upon and simultaneous with closing of the Merger, Employer has agreed to extend an offer of employment to Employee as EVP, Chief Operating Officer; and

WHEREAS, contingent upon and simultaneous with closing of the Merger, Bank and the Company deem it appropriate to grant certain protections to Employee in the event of a change in control of Bank or the Company.

NOW, THEREFORE, in consideration of the promises and the mutual agreements contained herein, the adequacy and sufficiency of which are hereby acknowledged, Bank, the Company and Employee agree as follows:

1. Defined Terms. Wherever used in this Agreement, the following words and phrases shall have the meaning set forth below unless the context plainly requires a different meaning:

(a) "**Affiliate**" shall mean any partnership, firm, corporation, association, joint-stock company, unincorporated association, or other entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, Bank or the Company, including any member of an affiliated group of which the Company is a common parent corporation as provided in Section 1504 of the Code.

(b) "**Cause**" shall mean: (i) the willful, intentional, and material breach of duty by Employee in the course of his/her employment; (ii) the habitual and continued neglect by Employee of his/her employment duties and obligations; (iii) Employee's willful and intentional violation of any State of California or federal banking laws, or of the Bylaws, rules, policies, or resolutions of Bank or the Company, or of the rules or regulations of the Office of the Comptroller of the Currency (the "**OCC**"), the Federal Deposit Insurance Corporation (the "**FDIC**") or the Board of Governors of the Federal Reserve System ("**FRB**"), or other regulatory agency or governmental authority having jurisdiction over Bank or the Company; (iv) Employee's refusal to comply in any material respect with the legal directives of any regulatory authority or governmental entity having jurisdiction over Bank or the Company; (v) the determination by a state or federal banking agency or governmental authority having jurisdiction over Bank or the Company that Employee is not suitable to act in the capacity for which he/she is then employed by Bank or the Company; (vi) Employee's conviction of any felony or a crime involving moral turpitude or commission of a fraudulent or dishonest act, including a breach of trust or misappropriation, or if Employee has entered a plea of nolo contendere to such an act or offense: (vii) Employee's willful misfeasance or negligence in the performance of his/her duties based on the sole discretion of the Employer's Board of Directors; (viii) Employee's conduct that is demonstrably and significantly harmful, or will likely have, or has had a material adverse effect on Employer or an Affiliate, as reasonably determined by Employer's Board of Directors; (ix) Employee cannot be covered under a fidelity bond issued by an insurance company reasonably acceptable to Employer; (x) Employee's disclosure without authority or unauthorized use of any secret or confidential information concerning Employer or an Affiliate or any employee of Employer or any of Employer's customers; or (xi) Employee taking any action which Employer's Board of Directors determines, in

its sole discretion and subject to good faith, fair dealing, and reasonableness, constitutes unfair competition with, or induces any customer to breach any contract with, Employer or an Affiliate.

(c) "**Change in Control**" shall mean the occurrence of any of the following events with respect to Employer or the Company: (i) any merger, consolidation or reorganization of Bank or the Company in which Bank or the Company, as applicable, does not survive; except for purposes of this clause (i) the following shall not constitute a change in control: a merger, consolidation or reorganization where the beneficial owners, directly or indirectly, of securities of Bank or the Company, representing fifty percent (50.0%) or more of the combined voting power of Bank's or the Company's then outstanding securities, remain as the beneficial owners, directly or indirectly, of at least fifty percent (50.0%) of the combined voting power of the surviving corporation; (ii) any sale, lease, exchange, mortgage, pledge, transfer, or other disposition (in one transaction or a series of transactions) of any assets of Bank or the Company having an aggregate fair market value of fifty percent (50.0%) or more of the total value of assets of Bank or the Company, reflected in the most recent month end balance sheet of Bank or the Company; (iii) an acquisition whereby any -person" (as such term is used in the Exchange Act, including any individual, corporation, partnership, trust, or any other entity) is or becomes the beneficial owner, directly or indirectly, of securities of Bank or the Company representing more than fifty percent (50.0%) of the combined voting power of Bank's or the Company's then outstanding securities; except for purposes of this clause (iii) the following acquisition shall not constitute a change in control: (1) any acquisition directly from Bank or the Company; (2) any acquisition by Bank or the Company; or (3) any acquisition by any employee benefit plan sponsored or maintained by Bank or the Company; (iv) if in any one year period, individuals who at the beginning of such period constitute the Board of Directors of Bank or the Company cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by Bank's or the Company's shareholders, of each new director is approved by a vote of at least three-quarters of the directors then still in office who were directors at the beginning of the period; or (v) a majority of the members of the Board of Directors of Bank or the Company in office prior to the happening of any event determines in its sole discretion that as a result of such event there has been a change in control. Notwithstanding the foregoing, to the extent required by Section 409A of the Code, if a Change in Control would give rise to a payment or settlement event with respect to any payment or benefit hereunder that constitutes "nonqualified deferred compensation." the transaction or event constituting the Change in Control must also constitute a "change in control event" (as defined in Treasury Regulation § 1.409A-3(i)(5)) in order to give rise to the payment or benefit, to the extent required by Section 409A.

(d) "**Change in Control Separation Benefit**" shall mean the sum of the following:

(1) Two (2) times Employee's annual base salary as in effect immediately prior to the occurrence of a Change in Control or the termination of Employee's employment, whichever is greater; plus

(2) Two (2) times the sum of "Average Bonus" and "Average Equity Grant" (as such terms are defined herein); plus

(3) Unless such equity awards by their terms expire upon consummation of a Change in Control (e.g., because performance with respect to such equity awards is measured on the date of the Change in Control and was not met), all outstanding equity incentive awards granted to the Employee prior to the Change in Control will vest (with performance-vesting awards vesting at target) (provided, that this provision should not apply to any equity awards that are issuable under any annual bonus plan or agreement to the extent such termination occurs prior to the determination of the amount of the applicable annual performance under such bonus plan or agreement);

(4) Without duplication of any payments to be made under any applicable bonus plan or agreement of the Company (in which event, this prong will only be interpreted as providing for

payment of amounts in excess of amounts payable under such bonus plan or agreement), one (1) times the bonus (the "**<u>Current Year Bonus</u>**") that would have been paid (irrespective of the manner or form (i.e., whether cash or other property) of payment of such Current Year Bonus) to Employee with respect to the calendar year in which Employee's employment with the Employer is terminated as calculated in accordance with the Bank's Management Incentive Plan (or any successor management and/or incentive plan), pro-rated through the date of Employee's termination of employment following or in connection with the Change in Control. The Current Year Bonus shall be calculated assuming that all performance metrics or other vesting requirements for the maximum bonus payment are achieved in accordance with such plan notwithstanding the Company's performance or projected or anticipated performance through such date. If any part of the Current Year Bonus would have been payable in the form of an equity grant, including but not limited to the grant of stock options, restricted stock, restricted stock units or otherwise (an "**<u>equity grant</u>**") under the terms of the applicable bonus plan or agreement, the Current Year Bonus for purposes of this clause (3) shall include the cash value of such equity grant on the grant date. For the avoidance of doubt, the Current Year Bonus payable pursuant to this provision shall not include any sign-on, retention, or other discretionary bonus awards.

As used herein, the term "**<u>Average Bonus</u>**" means the average of the aggregate annual bonus, if any, paid or payable to Employee for each of the three (3) full Company's fiscal years preceding the fiscal year in which Employee's termination of employment occurs (or such fewer number of fiscal years for which Employee was eligible to receive a bonus and/or incentive award)); provided, however, that if any portion of the aggregate annual bonus is received by Employee in the form of an equity grant, the amount of such bonus shall be determined using the fair market value of such equity grant as of the grant date. For purposes of clarity, "annual bonus" shall not include any signing bonus or extraordinary bonus, and an annual bonus shall be considered paid or payable for a calendar year if paid or payable in the next calendar year for performance (personal or corporate) in the applicable (prior) calendar year.

As used herein, the term "**Average Equity Grant**" means the average fair market value of any equity grants (determined as of the grant date), if any, received by Employee in connection with Employee's annual evaluation (and not under any Company bonus plan or agreement) with respect to Employee's and/or Company's performance during each of the three (3) full Company's fiscal years preceding the fiscal year in which Employee's termination of employment occurs (or such fewer number of fiscal years for which Employee was eligible to receive such equity grants based on evaluation of Employee's performance (e.g., including because the Employee became eligible to receive equity grants under the Company's bonus plan)). For purposes of clarity, for purposes of "Average Equity Grants," "equity grants" shall not include any signing equity grants or extraordinary equity grants, and an equity grant shall be considered paid or payable for a calendar year if paid or payable in the next calendar year for performance (personal or corporate) in the applicable (prior) calendar year.

(e) "**<u>Code</u>**" shall mean the Internal Revenue Code, as amended.

(f) "**<u>Disability</u>**" and "**<u>Disabled</u>**" shall mean that Employee has been unable to perform the essential functions of his/her job, with or without reasonable accommodation, for a period of three (3) consecutive months as the result of his/her incapacity due to physical or mental illness. In determining whether Employee is disabled, Employer may rely on a written statement of a licensed physician acceptable to the Employer.

(g) "**<u>Good Reason</u>**" shall mean without Employee's consent, which consent may be given or withheld in the Employee's sole discretion, there occurs: (i) a material diminution in Employee's authority, duties, or responsibilities, as determined on an enterprise-wide level and not with respect to any specific region, corporate entity or geographic location; (ii) a material diminution in Employee's then annual base salary (including any fixed amount periodic allowances, but excluding any bonus or incentive payments) on the date Employee provides Employer with the written notice

required hereunder (for this purpose, a reduction of five percent (5.0%) or more shall constitute a material diminution); (iii) a material diminution in the budget over which Employee retains authority; (iv) a material change in the principal geographic location at which Employee must perform the services (for this purpose, a change in Employee's location of employment that is within twenty-five (25) miles of Employee's current location shall not constitute Good Reason); or (v) any other action or inaction that constitutes a material breach of the terms of this Agreement by Employer. Notwithstanding the foregoing, "Good Reason" shall only exist if Employee shall have provided the Employer with written notice within ninety (90) days of the initial occurrence of any of the foregoing events or conditions which specifically identifies the circumstances constituting Good Reason, and Employer fails to eliminate the conditions constituting Good Reason within thirty (30) days after Employer's receipt of written notice of such event or condition from Employee. Employee's resignation from employment with Employer for Good Reason must occur within thirty (30) days following the expiration of the foregoing cure period.

2. Term and Termination. This Agreement is effective as of the closing of the Merger and shall terminate on December 31, 2028, unless automatically renewed. This Agreement shall automatically renew for additional periods of one (1) year each unless written notice is provided by Employer to Employee of Employer's election not to renew this Agreement at least sixty (60) calendar days prior to the end of the original or any extended term (including any automatic renewals, the "**Term**"). Employer agrees that its obligations under this Agreement shall survive the expiration or termination of this Agreement following any Change in Control occurring during the Term. For the avoidance of doubt, any Change in Control that occurs after termination or non-renewal of this Agreement shall not trigger any payments or obligations by Employer to Employee under this Agreement. If the Merger Agreement is terminated for any reason and the Merger does not close, this Agreement will terminate automatically without any further action by the parties.

3. Change in Control Separation Benefit. If upon or within the twelve (12) months following a Change in Control either (i) Employee's employment with Employer is terminated by Employer for other than Cause, death, or Disability, or (ii) Employee terminates his employment with Employer for Good Reason, and provided that the Change in Control is announced or occurs during the Term and Employee has delivered to Employer a signed and irrevocable General Release and Confidentiality Agreement in the form attached hereto as **Exhibit "A"** (the "**Release Agreement**") that has become irrevocable within sixty (60) days of the date of termination of employment with Employer, then Employee shall be entitled to the Change in Control Separation Benefit. The Change in Control Separation Benefit shall be paid to Employee in a lump sum on the Employer's first regular payroll date following expiration of the sixty (60) period, subject to Sections 5, 6, 7 and 8. In the event Employee's employment with Employer is terminated within twelve (12) months following a Change in Control as a result of Cause, death, Disability, or resignation or retirement (in both cases, if after the effectiveness of the Change in Control, without Good Reason), then Employee shall not be entitled to the Change in Control Separation Benefit.

4. Release of All Claims. As a condition for receiving the Change in Control Separation Benefit hereunder, Employee hereby agrees to execute a full and complete release of any and all claims against Employer and its officers, agents, directors, attorneys, insurers, employees and successors in interest arising from or in any way related to Employee's employment with Employer or the termination thereof, in a form substantially similar to the Release Agreement attached hereto. In the event the Release Agreement does not become effective and irrevocable within the sixty (60) day period following the date of Employee's termination of employment, Employee shall not be entitled to the Change in Control Separation Benefit.

5. Section 280G Excess Parachute Payments.

(a) If all or any amount paid to Employee by Employer (or any subsidiary or Affiliate thereof), whether under this Agreement or otherwise (all such payments and benefits being hereinafter referred to as the "**Total Payments**"), is subject to any tax under Section 4999 of the Code, or any similar federal or state law (an "**Excise Tax**"), then the Total Payments shall be reduced to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (i) the net amount of such Total Payments, as so reduced (after subtracting the amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase

out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (ii) the net amount of such Total Payments without such reduction (after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which Employee would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments). The Total Payments shall be reduced in the following order: (A) reduction of any cash severance payments otherwise payable to the Employee that are exempt from Section 409A of the Code, (B) reduction of any other cash payments or benefits otherwise payable to Employee that are exempt from Section 409A of the Code, but excluding any payment attributable to the acceleration of vesting or payment with respect to any equity award with respect to Employer's common stock that is exempt from Section 409A of the Code, (C) reduction of any other payments or benefits otherwise payable to Employee on a pro-rata basis or such other manner that complies with Section 409A of the Code, but excluding any payment attributable to the acceleration of vesting and payment with respect to any equity award with respect to Employer's common stock that is exempt from Section 409A of the Code, and (D) reduction of any payments attributable to the acceleration of vesting or payment with respect to any equity award with respect to Employer's common stock that is exempt from Section 409A of the Code. The foregoing reductions shall be made in a manner that results in the maximum economic benefit to Employee and, to the extent economically equivalent, in a pro rata manner.

(b) An accounting firm or compensation consulting firm with nationally recognized standing and substantial expertise and experience on Section 280G matters (the "**280G Firm**") selected by Employer prior to the closing of the Change in Control will be directed to submit its determination and detailed supporting calculations to both Employee and Employer within fifteen (15) days after notification from either Employer or Employee that Employee may receive payments which may be "parachute payments." Employee and Employer will each provide the 280G Firm access to and copies of any books, records, and documents in their possession as may be reasonably requested by the 280G Firm, and otherwise cooperate with the 280G Firm in connection with the preparation and issuance of the determinations and calculations contemplated by this Agreement. The fees and expenses of the 280G Firm for its services in connection with the determinations and calculations contemplated by this Agreement will be borne by Employer. Upon request of Employee, Employer will provide Employee with sufficient tax and compensation data to enable Employee or his tax advisor to independently make the calculations described in Section 6(a) above, and Employer will reimburse Employee for reasonable fees and expenses incurred for any such verification.

6. 409A Provisions.

(a) Notwithstanding anything contained in this Agreement to the contrary, to the maximum extent permitted by applicable law, amounts payable to Employee pursuant to this Agreement shall be made in reliance upon Treas. Reg. Section 1.409A-1(b)(9) (Separation Pay Plans) or Treas. Reg. Section 1.409A-1(b)(4) (Short-Term Deferrals). This Agreement is intended to be written, administered, interpreted and construed in a manner such that no payment or benefits provided under the Agreement become subject to (a) the gross income inclusion set forth within Code Section 409A(a)(1)(A) or (b) the interest and additional tax set forth within Code Section 409A(a)(1)(B) (together, referred to herein as the "**Section 409A Penalties**"), including, where appropriate, the construction of defined terms to have meanings that would not cause the imposition of Section 409A Penalties. To the extent that any amount payable to Employee pursuant to this Agreement is subject to Section 409A of the Code, and Employer or Employee reasonably believes, at any time, that such amount payable does not comply with Section 409A of the Code, it will promptly advise the other and each party hereby agrees to negotiate reasonably and in good faith to amend the terms of this Agreement such that it so complies. For purposes of this Agreement, all references to Employee's "termination of employment" shall mean Employee's "separation from service." as defined in Treasury Regulation Section 1.409A-1(h) ("**Separation from Service**"). For purposes of Section 409A of the Code (including, without

limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), each payment that Employee may be eligible to receive under this Agreement shall be treated as a separate and distinct payment. Notwithstanding anything to the contrary in this Agreement, in-kind benefits and reimbursements provided under this Agreement during any tax year of Employee shall not affect in-kind benefits or reimbursements to be provided in any other tax year of Employee and are not subject to liquidation or exchange for another benefit. Notwithstanding anything to the contrary in this Agreement, reimbursement requests must be timely submitted by Employee and, if timely submitted, reimbursement payments shall be made to the Employee as soon as administratively practicable following such submission, but in no event later than the last day of Employee's taxable year following the taxable year in which the expense was incurred. In no event shall Employee be entitled to any reimbursement payments after the last day of Employee's taxable year following the taxable year in which the expense was incurred. This section shall only apply to in-kind benefits and reimbursements that would result in taxable compensation income to Employee.

(b) In the event that Code Section 409A applies to any compensation with respect to Employee's Separation from Service, payment of that compensation shall be delayed if Employee is a "specified employee," as defined in Section 409A(a)(2)(B)(i), and such delayed payment is required by Section 409A. Such delay shall last six (6) months from the date of Separation from Service (or as required by Section 409A). On the day following the end of such six (6)-month period, Employer shall make a catch-up payment to Employee equal to the total amount of such payments that would have been made during the six (6)-month period but for this Section 7(b).

7. Limitation on Benefits. Notwithstanding any other provision in this Agreement, Employer shall make no payment to Employee provided for herein to the extent that such payment would be prohibited by the provisions of Part 359 of the regulations of the FDIC as the same may be amended from time to time; and if such payment shall be so prohibited, Employer shall use it commercially reasonable best efforts to secure consent of the FDIC, the OCC, the FRB or other applicable banking regulatory agencies to make such payments in the highest amount permissible, up to the amount provided for in this Agreement.

8. Notices. Any notices to be given hereunder by either party to the other shall be in writing and may be transmitted by a personal delivery or by U.S. mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at the addresses listed as follows:

Employer: Principal place of business

Employee: Principal place of business as shown in Employer's Personnel Records and Employee's personal file.

Each party may change the address for receipt of notices by written notice in accordance with this Section 9. Notices delivered personally shall be deemed communicated as of the date of actual receipt; mailed notices shall be deemed communicated as of three (3) days after the date of mailing.

9. Dispute Resolution.

(A) Employer's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which Employer may have against Employee or others. In no event shall Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Employee under any of the provisions of this Agreement and, except as provided in Section 7, such amounts shall not be reduced if Employee obtains other employment.

(B) The parties recognize that there may be disputes between them arising as to whether the circumstances of Employee's termination are covered by Section 3 so as to entitle Employee to the Change in Control Separation Benefit. In the event of such a dispute, there may be a need for a binding ruling by a neutral decision maker. In such an event, the following procedures shall apply:

(i) If Employee delivers a written Termination Notice (the "**Termination Notice**") to Employer based on Section 1(g) "Good Reason", Employer must pay the benefits provided in Section 3, as and when set forth in Section 3, unless Employer initiates the arbitration process to resolve the dispute, as provided by the American Arbitration Association's Employment Rules, within 60 calendar days of the receipt of such Termination Notice from Employee. Failure by Employer to commence arbitration within the time stated by filing the required notice with the American Arbitration Association ("**AAA**") will be deemed an admission by Employer as to Employee's reason for termination.

(ii) If Employer delivers a Termination Notice based on Termination for "Cause", pursuant to Section 1(b), or Termination for Disability pursuant to Section 1(f), Employee must initiate the arbitration process to dispute the terms of such termination, as provided by the American Arbitration Association's Employment Rules, within 60 calendar days of the receipt of such Termination Notice from Employer. Failure by Employee to commence arbitration within the time stated by filing the required notice with the AAA will be deemed an admission by Employee as to Employer's reason for termination.

(iii) Arbitration shall be conducted before a single arbitrator sitting in a location mutually selected by the Parties within twenty-five (25) miles from the Employee's job location with Employer, in accordance with the Employment Rules of the AAA then in effect. The arbitrator shall be mutually selected by the Employer and Employee. Judgment may be entered on the award of the arbitrators in any court having proper jurisdiction.

(iv) Employer shall be responsible for the fees and costs associated with the arbitrator and AAA as prescribed by the Employment Rules of AAA. Each party shall be responsible for the party's own attorneys' fees and costs. The arbitrator shall also have the discretion to award appropriate interest on any judgment, consistent with applicable law and the Employment Rules of AAA.

(C) The arbitration shall occur in the county in California in which Employee is employed by Employer. Neither Employee nor Employer shall disclose the existence, content, or results of any arbitration hereunder without the prior written consent of all parties. The arbitration of such issues, including the determination of any amounts of damages suffered, if applicable, shall be final and binding upon the parties to the maximum extent permitted by law, subject to the right of appeal as provided by applicable law. The parties shall have rights to discovery as provided in Section 1283.05 of the California Code of Civil Procedure including, without limitation, Section 1283.1 thereof. The arbitrator shall apply the substantive law of the State of California, or federal law, or both, as applicable, and the arbitrator will be without jurisdiction to apply any different substantive law. The arbitrator shall render its judgement and/or award and a written, reasoned opinion in support of such judgment within 30 calendar days of the end of the arbitration hearing.

10. No Guarantee of Employment. Nothing contained in this Agreement shall be construed as a contract of employment or deemed to give Employee the right to be retained in the employ of Employer or any Affiliate or any equity or other interest in the assets, business, or affairs or Employer or any Affiliate, or modify or enlarge Employee's employment rights.

11. Entire Agreement. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties with respect to any severance or separation pay payable by Employer other than those benefits payable under the Employer's Supplemental Executive Retirement Plans, the Management Incentive Plan or any such compensatory plans as approved by the Company's Board of Directors from time to time to the extent of Employee's participation in such plans, and contains all of the covenants and agreements between the parties with respect to any severance or separation pay payable by Employer. Each party to this Agreement acknowledges that no other representations, inducements, promises, or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not set forth herein, that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding on either party, and that this Agreement, when executed by the parties, will govern the terms and conditions of the payments and benefits payable or due to be payable to Employee in connection with a Change in Control of Employer.

12. Successors and Assigns. This Agreement may be assigned or transferred to, and shall be binding upon and shall inure to the benefit of, any successor, subsidiary, or Affiliate of Employer, and any such

successor, subsidiary, or Affiliate shall be deemed substituted for all purposes for "Employer" under the terms of this Agreement. Upon the occurrence of a Change in Control, Employer shall require any successor to Employer to expressly assume and agree in writing to perform all obligations of Employer under this Agreement, including obligations for payment of the Change in Control Separation Benefit. As used in this Agreement, the term "successor" shall mean any person, firm, corporation, or business entity which at any time, whether by merger, purchase, or otherwise, acquires all or substantially all of the assets, stock, or business of Employer. Employee acknowledges that Employer has the right to sell, assign, or otherwise transfer any portion or substantially all or all of the capital stock, assets, or business of Employer and that any such sale, assignment, or transfer shall not be deemed to be a termination of the employment of Employee. Employee shall not assign or transfer any of Employee's rights pursuant to this Agreement, wholly or partially, to any other person, other than by will or the laws of descent and distribution.

13. Withholding Taxes on Benefits. Any benefits payable under this Agreement shall be subject to any applicable federal, state, and / or local tax withholding requirements and as authorized by law.

14. Modifications. Any modification of this Agreement will be effective only if it is in writing and signed by each party or its authorized representative.

15. Waiver. The failure of either party to insist on strict compliance with any of the terms, provisions, covenants, or conditions of this Agreement by the other party shall not be deemed a waiver of any term, provision, covenant, or condition, individually or in the aggregate, unless such wavier is in writing signed by the party or the authorized representative of the party to be bound; nor shall any waiver or relinquishment of any right or power, nor any delay or forbearance at any one time or times be deemed a waiver or relinquishment of that right or power or authorize any delay or forbearance for all or any other times.

16. Partial Invalidity. If any provision in this Agreement is held by an arbitrator or arbitrators, or a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force and effect without being impaired or invalidated in any way, If any provision in this Agreement is held by an arbitrator or arbitrators, or by a court of competent jurisdiction to be invalid, void, or unenforceable as written, it shall be enforced to the maximum extent allowed by applicable law.

17. Interpretation. This Agreement shall be construed without regard to the party responsible for the preparation of the Agreement and shall be deemed to have been prepared jointly by the parties. Any ambiguity or uncertainty existing in this Agreement shall not be interpreted against either party, but according to the application of other rules of contract interpretation, if an ambiguity or uncertainty exists. Employee acknowledges that, in executing this Agreement, Employee has had the opportunity to seek the advice of independent legal counsel, and has read and understood all of the terms and provisions of this Agreement.

18. Governing Law and Venue. The laws of the State of California, other than those laws denominated as choice of law rules, and federal law, where applicable, shall govern the validity, construction, and effect of this Agreement. Any action which may be brought under this Agreement shall be brought in the State of California in Los Angeles County.

19. Counterparts. This Agreement may be executed in multiple counterparts and by facsimile signature and, when fully executed, each counterpart or facsimile signature shall constitute an original Agreement. The parties agree and consent to the use of electronic signatures solely for the purposes of executing this Agreement. Such electronic signature shall be deemed to have the same full and binding effect as a handwritten signature.

20. At-Will Employment. Employer and Employee acknowledge that Employee's employment is and shall continue to be at-will, as defined under applicable law, and that Employee's employment with Employer may be terminated by either party at any time for any or no reason, with or without notice. If' Employee's employment terminates for any reason during the Term, Employee shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided in this Agreement or as required by applicable law.

IN WITNESS WHEREOF, the parties have executed this Agreement in the City of Los Angeles, Los Angeles County, State of California.

BANK OF SOUTHERN CALIFORNIA, N.A.

/s/ Thomas Dolan

By: Thomas Dolan
Its: EVP/ Chief Operating Officer
Date: *1/30/24*

EMPLOYEE

/s/ Thomas A. Sa

Name: Thomas A. Sa
Date: *1//30/24*

SOUTHERN CALIFORNIA BANCORP

/s/ David I. Rainer

By: David I. Rainer
Its: Chairman and CEO
Date: *1/30/24*

GENERAL RELEASE AND CONFIDENTIALITY AGREEMENT

This General Release and Confidentiality Agreement (this "**Release Agreement**") is entered into by and between Thomas A. Sa ("**Employee**") and Bank of Southern California, N.A., and Southern California Bancorp on each of its behalf and on behalf of its parents, subsidiaries, affiliates and successors-in-interest (collectively, the "Employer), with reference to the following:

A. Employee and Employer have entered into that certain Change in Control Agreement dated as of January 30, 2024 (the "**Agreement**").

B. A condition precedent to certain of Employer's obligations under the Agreement is the execution of this Release Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties, intending to be legally bound, agree and covenant as follows:

1. In consideration for the payment of the Change in Control Separation Benefit, as defined in the Agreement (the "**Separation Benefit**"), Employee agrees unconditionally and forever to release and discharge the Employer, its parents, subsidiaries, affiliates, successors-in-interest, and their respective officers, directors, managers, employees, members, shareholders, representatives, attorneys, agents and assigns from any and all claims, actions, causes of action, demands, rights or damages of any kind or nature which Employee may now have, or ever have, whether known or unknown, that arise out of or in any way relate to Employee's employment with, or separation from, the Employer on or before the date of execution of this Release Agreement; provided, however, that this release does not apply to any unreimbursed expenses incurred in connection with Employee's employment with Employer, any deposit accounts Employee may have at Employer, and any rights or benefits of Employee pursuant to the Agreement, including the right to enforce the collection of the Separation Benefit.

2. This release specifically includes, but is not limited to, any claims under federal, state, local or other authority law, rule or regulation pertaining to conditions of employment, wages, or discrimination in employment based on age, sex, disability, sexual orientation, medical condition, genetic characteristics, pregnancy, race, color, national origin, religion, family or medical leave, veteran status, or any other protected classification including, but not limited to, to the fullest extent permitted by law, the Civil Rights Act of 1964 (including Title VII of that Act), the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act of 1974, the California Fair Employment and Housing Act, as amended, the California Labor Code, the California Family Rights Act of 1991, the Vietnam Era Veterans Readjustments Assistance Act of 1974, the Americans with Disabilities in Employment Act, the Family and Medical Leave Act, Older Workers' Benefit Protection Act, the Equal Pay Act of 1963, the Uniformed Services Employment and Reemployment Rights Act, the Rehabilitation Act of 1973, the Occupational Safety and Health Act, the Worker Adjustment and Retaining Notification Act, the Racketeer Influenced and Corrupt Organizations Act, the Financial Reform Recovery and Enforcement Act of 1989, the Fair Labor Standards Act, and Section 1981 of Title 42 of the United States Code, and all similar federal, state and local laws and regulations.

3. Employee acknowledges that, unless this Release Agreement becomes effective within sixty (60) clays following Employee's termination of-employment. he/she is not otherwise entitled to receive the Separation Benefit referenced in paragraph 1 above.

4. Employee understands and acknowledges that his/her execution of this Release Agreement is voluntary, and that if he/she does not accept the Separation Benefit, he/she will not lose any other rights that he/she may have under other policies or programs of the Employer.

5. Employee agrees that this release is meant to be as general as possible and covers all claims of any nature whether or not he/she knows the claims exist at this time, including but not limited to contract claims, tort claims, and claims under any state, federal, or local law and from any and all claims statutory or common law arising out of his/her employment by Employer and any legal restrictions on an employer's right to discharge an employee, including but not limited to, intentional infliction of emotional distress and wrongful discharge. However, nothing in this release is intended to bar any claim that, by statute, may not be waived, or prohibits him/her from filing a charge of discrimination or cooperating in any proceeding before the California Department of Fair Employment and Housing ("**CDFEIF**") or the Equal Employment Opportunity Commission ("**EEOC**").

6. Employee hereby waives all rights under Section 1542 of the Civil Code of the State of California, or any analogous state law, federal law or regulation. Section 1542 provides as follows:

> **"A general release does not extend to claims which the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release, and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party."**

Employee understands and acknowledges that the significance and consequence of this waiver of California Civil Code Section 1542 relates to all facts and circumstances that occurred during or prior to, his/her employment with the Employer (including but not limited to my separation from the Employer), whether known or unknown, and that even if he/she should eventually suffer injury arising out of or pertaining to the employment relationship or its termination, he/she will not be able to make any claim for those injuries. Furthermore, Employee acknowledges that he/she consciously intends these consequences even as to claims that may exist as of the date of this Release Agreement but which he/she does not know exist and which, if known, would materially affect his/her decision to execute this Release Agreement, regardless of whether the lack of knowledge is the result of ignorance, oversight, error, negligence or any other cause.

7. In further consideration for the Separation Benefit, Employee agrees and warrants that at all times after the termination of his/her employment with Employer, other than for the benefit of Employer, Employee will keep confidential and will make no use of Confidential Information, or any part thereof, for the benefit of any other person or entity. Employee further agrees and warrants that all Employer files, papers and property that have been in his/her possession, custody or control during his/her employment have been returned to the Employer or destroyed and will not be copied or removed from Employer's premises. Employee further agrees that he/she will not disclose the terms of this Release Agreement except to his/her immediate family, attorney or tax consultant, or as required by law. For purposes of this Release Agreement, "**Confidential Information**- includes all secrets and other confidential information, ideas, knowledge, know-how, techniques, secret processes, improvements, discoveries, methods, inventions, sales, financial information, lists of customers and prospective customers, business, financial and other information received from a customer or prospective customer or any other third party that the Employer is obligated to treat as confidential, plans, concepts, strategies or products, as well as all documents, reports, drawings, designs, plans and proposals otherwise pertaining to same or relating to the business and properties of the Employer of which the Employee has acquired, or may hereafter acquire, knowledge and possession as an employee of Employer.

In accordance with 18 U.S.C. § 1833, the Bank hereby notifies Employee that, notwithstanding anything to the contrary herein or in the Agreement:

> a. Employee shall not be in breach of the Agreement or this Release Agreement, and shall not be held criminally or civilly liable under any Federal or State trade secret law (i) for the disclosure of a trade secret that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

b. If Employee files a lawsuit for retaliation by Employer for reporting a suspected violation of law, Employee may disclose the trade secret to Employee's attorney, and may use the trade secret information in the court proceeding, if Employee files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

8. This Release Agreement is subject to the terms of the Older Workers Benefit Protection Act of 1990 ("**OWBPA**"). The OWBPA provides that an individual cannot waive a right or claim under the Age Discrimination in Employment Act ("**ADEA**") unless the waiver is knowing and voluntary. Pursuant to the terms of the OWBPA, Employee acknowledges and agrees that he/she has executed this Release Agreement voluntarily, and with full knowledge of its consequences. In addition, Employee hereby acknowledges and agrees as follows:

a. This Release Agreement has been written in a manner that is calculated to be understood, and is understood, by Employee;

b. The release provisions of this Release Agreement apply to any rights Employee may have under the ADEA;

c. The release provisions of this Release Agreement do not apply to any rights or claims Employee may have under the ADEA that arise after the date he/she executes this Release Agreement;

d. Employer hereby advises Employee to consult with an attorney prior to executing this Release Agreement;

e. Employer is giving Employee a period of [twenty-one (21)] [forty-five (45)] calendar days to consider this Release Agreement. Employee may accept and sign this Release Agreement before the expiration of the [twenty-one (21)] [forty-five (45)] calendar day time-period, but Employee is not required to do so by Employer; and

f. Employee acknowledges that this offer is revoked if Employee fails to return this Release Agreement within the [twenty-one (21)] [forty-five (45)] calendar day time period specified in paragraph 8(e) above.

9. This Release Agreement is revocable by Employee for a period of seven (7) calendar days following Employee's execution of this Release Agreement. The revocation by Employee of this Release Agreement must be in writing, must specifically revoke this Release Agreement and must be received by the Employer prior to the eighth (8th) day following the execution of this Release Agreement by Employee. This Release Agreement becomes effective, enforceable and irrevocable on the eighth (8th) day following Employee's execution of this Release Agreement. No Separation Benefit payment will be made to the Employee until such date.

10. The amounts provided under this Release Agreement are not offered in connection with any specific exit incentives or other employment termination program.

11. Employee agrees not to disparage the Employer, its officers, employees or agents of the Employer either within the Employer or externally in any way.

12. Employee warrants that he/she has not assigned any right or claim released in this Release Agreement.

13. This Release Agreement is binding on Employee's heirs and assigns.

14. In executing this Release Agreement, Employee is not relying on any representations made to him/her by the Employer. It is expressly understood that this Release Agreement, and any consideration for it, do not in any way constitute an admission of liability or wrongdoing on the part of the Employer. Any such liability is expressly denied.

15. Employee hereby expressly assumes any risk that the facts and law concerning this Release Agreement may be other than as presently known to him/her.

16. This Release Agreement constitutes the sole and entire agreement between Employer and Employee with respect to the subject matter hereof and supersedes any and all understandings and agreements made prior to the date of this Release Agreement.

17. This Release Agreement shall be subject to the arbitration provisions set forth in Section 9 of the Agreement. This Release Agreement shall be governed in all respects by the laws of the State of California. No action involving this Release Agreement or Employee's employment by the Employer may be brought except in the State of California in San Diego County.

The undersigned agree to the terms of this Release Agreement and voluntarily enter into it with the intent to be bound hereby.

BANK OF SOUTHERN CALIFORNIA, N.A.

____

By: Thomas Dolan
Its: EVP/ Chief Operating Officer
Date:

EMPLOYEE

____

Name: Thomas A. Sa
Date:

SOUTHERN CALIFORNIA BANCORP

____

By: David I. Rainer
Its: Chairman and CEO
Date: